EXHIBIT 99.1

EURAMAX HOLDINGS, INC. ANNOUNCES
NEW PRESIDENT AND CEO
Norcross, GA, July 23, 2015 - Euramax Holdings, Inc. (the “Company”) announced today that, effective August 10, 2015, Richard C. Brown is appointed the President and Chief Executive Officer of the Company. He will also become a member of the Board of Directors of the Company. Mr. Brown joins the Company from Sun Capital Partners, Inc., where he was a Managing Director and Partner since 2012 and served as the Board Chairman of multiple businesses including those in chemicals, packaging, automotive, distribution, telecommunications, construction and consumer products segments. He has also provided operational leadership for multiple portfolio companies.
Previously, Mr. Brown served as the President and Chief Executive Officer of Performance Fibers, a Sun Capital Partners portfolio company, from 2008 to 2012. Prior to that, he served as the Vice President of WR Grace & Co. and President of Grace Performance Chemicals from 2005 to 2008. Earlier in his career, Mr. Brown led multiple businesses and served in various roles with the General Electric Company for 19 years, including serving as the President and Global Business Unit Leader (GE Advanced Materials), President and General Manager (GE Sealants and Adhesives), Marketing Manager (Consumer and Electronics, GE Plastics), and Manager of Global Accounts (GE Plastics).
“Rick’s proven executive experience, strategic and operational skills and ability to develop and lead a strong global team make him an ideal fit for Euramax. He has had deep experience leading the growth of companies with multiple products, brands and global end-markets,” said Michael Lundin, Chairman of the Company’s Board of Directors.
Mr. Brown will succeed Hugh Sawyer, a professional in Huron Consulting Group’s Business Advisory Practice, who has served as Interim President since February 2014. “I’m deeply honored to have been asked to lead Euramax,” said Mr. Brown. “This is an exciting time for the Company and I look forward to working with the entire Euramax team in building on the strong foundation laid under the leadership of Hugh and the rest of the management team.”
Contact Information
Euramax Holdings, Inc.
Mary S. Cullin, (770) 449-7066
Senior Vice President, Chief Financial Officer and Treasurer
Email: mcullin@euramax.com

Forward Looking Statements
Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Forward-looking statements include, but are not limited to, statements related to the timing and outcome of the Company’s executive transition. You should not place undue reliance on these forward-looking statements, which only speak as of the date of this press release. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.